Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statement (Form S-8 No. 333-248694) pertaining to the TransUnion Amended and Restated 2015 Omnibus Incentive Plan.
2.Registration Statement (Form S-8 No. 333-236476) pertaining to the TransUnion 2015 Omnibus Incentive Plan.
3.Registration Statement (Form S-8 No. 333-207090) pertaining to the TransUnion Holding Company, Inc. 2012 Management Equity Plan of TransUnion, and
4.Registration Statement (Form S-8 No. 333-205239) pertaining to the TransUnion 2015 Omnibus Incentive Plan and the TransUnion 2015 Employee Stock Purchase Plan;
of our report dated February 18, 2020, with respect to the consolidated financial statements and schedules of TransUnion included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/Ernst & Young LLP
Chicago, Illinois
February 16, 2021